UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

TO

FORM S-3

REGISTRATION STATEMENT

Under

The Securities Act of 1933

BALDOR ELECTRIC COMPANY

Additional Registrants Listed on Schedule A Hereto

(Exact name of registrant as specified in its charter)

Missouri (State or other jurisdiction of incorporation or organization)	43-0168840 (I.R.S. Employer Identification Number)

5711 R.S. Boreham, Jr. St.
Fort Smith, Arkansas  72901
(Address of principal executive offices)

George E. Moschner

Executive Vice President and Secretary

Baldor Electric Company

5711 R.S. Boreham, Jr. St.

Fort Smith, Arkansas 72901

(Name and address of agent for service)

Telephone number, including area code, of agent for service: (479) 646-4711

Copies to:

Thomas W. Christopher, Esq.
Christopher A. Kitchen, Esq.
Kirkland & Ellis LLP
601 Lexington Avenue
New York, New York  10022
(212) 446-4800

Schedule A

Exact Name of Additional Registrants	Jurisdiction of Incorporation or Formation	Principal Executive Offices	I.R.S. Employer Identification No.
Baldor Sub 1, Inc.	DE	5711 R.S. Boreham, Jr. St. Fort Smith, Arkansas 72901	20-8147863
Baldor Sub 2, Inc.	DE	5711 R.S. Boreham, Jr. St. Fort Smith, Arkansas 72901	20-8147753
Baldor Sub 3, Inc.	DE	5711 R.S. Boreham, Jr. St. Fort Smith, Arkansas 72901	20-8148015

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This Post-Effective Amendment No. 1 relates to Baldor Electric Company’s (the “Company”) Registration Statement on Form S-3 (Registration No. 333-139854), which was filed with the Securities and Exchange Commission and became effective on January 8, 2007 (the “Registration Statement”).  The Registration Statement registered certain: (i) shares of the Company’s common stock, par value $0.10 per share (“Common Stock”); (ii) common stock purchase rights (“Common Stock Purchase Rights”) (iii) shares of the Company’s preferred stock, par value $0.10 per share (“Preferred Stock”); (iv) debt securities (“Debt Securities”); and (v) guarantees of the Debt Securities (“Guarantees”).

On January 31, 2007, each of Baldor Sub 1, Inc. (“Sub 1”) and Baldor Sub 2, Inc. (“Sub 2”), two of the additional registrants on the Registration Statement, were merged with and into Reliance Electric Company, a wholly-owned subsidiary of the Company, with Reliance Electric Company continuing as the surviving corporation.   Also on January 31, 2007, Baldor Sub 3, Inc. (“Sub 3” and, together with Sub 1 and Sub 2, the “Subsidiaries”), the third additional registrant on the Registration Statement, was merged with and into REC Holding, Inc., a wholly-owned subsidiary of Reliance Electric Company, with REC Holding, Inc. continuing as the surviving corporation.  Each of Reliance Electric Company and REC Holding, Inc. were then merged with and into the Company on April 15, 2010, with the Company continuing in each case as the surviving corporation.

On January 27, 2011 (the “Effective Time”), pursuant to an Agreement and Plan of Merger dated as of November 29, 2010, by and among the Company, ABB Ltd., a Swiss corporation (“Parent”), and Brock Acquisition Corporation, a Missouri corporation and a wholly-owned subsidiary of Parent (“Purchaser”), Purchaser merged with and into the Company with the Company being the surviving entity and becoming an indirect wholly owned subsidiary of Parent. At the Effective Time, all outstanding shares of the Company’s Common Stock (other than shares of Common Stock held in the Company’s treasury and those as to which a stockholder had properly perfected appraisal rights as of the Effective Time) were cancelled and converted into the right to receive $63.50 in cash.

All offerings of the Company’s Common Stock, Common Stock Purchase Rights, Preferred Stock, Debt Securities and Guarantees, and all offerings of Guarantees of any of the Subsidiaries, contemplated pursuant to all existing registration statements filed by the Company and the Subsidiaries, including the Registration Statement, have been terminated.  Accordingly, the Company, on behalf of itself and as successor by merger to each of the Subsidiaries, hereby removes and withdraws from registration all shares of Common Stock and Preferred Stock and all Common Stock Purchase Rights, Debt Securities, and Guarantees registered pursuant to the Registration Statement that remain unsold.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Smith, Arkansas, on this 2nd day of November, 2012.

BALDOR ELECTRIC COMPANY, for itself and as successor by merger to Baldor Sub 1, Inc., Baldor Sub 2, Inc. and Baldor Sub 3, Inc.

By:	/s/ Ronald E. Tucker
Name:	Ronald E. Tucker
Title:	Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 2 has been signed below by the following persons in the capacities indicated as of November 2, 2012.

/s/ Ronald E. Tucker	Chief Executive Officer, President and Director
Ronald E. Tucker	(Principal Executive Officer)

/s/ Larry L. Johnston, Jr.	Vice President—Finance, Corporate Controller and Treasurer (Principal Financial Officer) (Principal Accounting Officer)
Larry L. Johnston, Jr.

/s/ Robert Larsson	Director
Robert Larsson

/s/ George E. Moschner	Director
George E. Moschner

/s/ Greg Scheu	Director
Greg Scheu

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